Exhibit 10.7

LEASING OPERATIONS SUPPLIER AGREEMENT

(PRODUCTS AND/OR SERVICES)

This Agreement is entered into and effective as of April 8, 2004, between Wal*Mart Stores, Inc. of Bentonville, Arkansas (“Wal*Mart”) and Jackson Hewitt Inc. (677-002), of Parsippany, New Jersey (“Supplier”). Wal*Mart agrees to provide space in its stores for the provision of Supplier’s tax preparation services and services and products related to tax preparation, such as electronic filing, warranty products, and products that enable customers to receive the proceeds of their tax refund more quickly or through means other than by check (the “Services”), and Supplier agrees to provide service and commissions to Wal*Mart, subject to and in accordance with the following terms and conditions (the “Promotion”):

1. Service. Wal*Mart acknowledges Supplier as the franchisor of the Services and, as such, Supplier agrees to market the Promotion to its independently owned and operated franchises as well as to its company-owned stores (collectively, “Franchisees”). Supplier has been designated as an approved Wal*Mart Other Income Supplier and will be allowed to operate the Promotion during each Tax Season at the stores listed on the applicable Final List (as defined in Exhibit “A”) (collectively, the “Stores”). Supplier and Wal*Mart shall follow the schedule and procedures set forth in Exhibit “A” in connection with determining the Wal*Mart stores in which Franchises will operate during each Tax Season. In the event Wal*Mart elects to close any Store, Wal*Mart will give Supplier thirty (30) days’ prior written notice of such closing. Wal*Mart shall be under no obligation to provide a substitute location nor shall Wal*Mart be held responsible for any lost income to Supplier; provided, however, that if a closing occurs during Tax Season, then Supplier shall not be obligated to make future rental payments, nor pay any Liquidated Damages (as defined herein), with respect to the location and Wal*Mart shall return to Supplier the pro-rata portion of all Base Rent received for periods in which Supplier did not occupy the location. Supplier shall operate the Promotion during Tax Season. The term “Tax Season” means the period beginning on January 5th and ending on April 15th (or such later date as the Internal Revenue Service permits the filing of federal income tax returns without extension).

2. Term. The term of this Agreement shall commence on the date hereof and shall continue until May 31, 2006, unless terminated in accordance with the provisions of Section 22. It is also understood and agreed that Wal*Mart shall have the right to propose a new commission schedule in advance of the 2006 Tax Season (but no later than April 1, 2005) and that Supplier shall have thirty (30) days to accept said new commission schedule or terminate this Agreement. In the event Supplier’s gross volume of sales in any Store during any Tax Season is less than Thirty Thousand Dollars ($30,000.00), Supplier may terminate this Agreement as it relates to said Store.

3. Location. Supplier will be allotted space of a 5 ft. x 16 ft. kiosk approximately eighty (80) square feet in the approved area in the front vestibule of each Store or in other approved areas. In the event no such approved areas are available, Wal*Mart shall be under no obligation to provide a substitute location nor shall Wal*Mart be held responsible for any lost income to Supplier; provided, however, that Supplier shall not be obligated to make future rental payments, nor pay any Liquidated Damages (as defined herein), with respect to such location and Wal*Mart shall return to Supplier the pro-rata portion of all Base Rent received for periods in which Supplier did not occupy such location. Supplier or Franchisees shall be permitted to offer marketing material, from the kiosk location and from any other locations that the applicable Wal*Mart store manager approves, relating to the Promotion (that have been approved by Wal*Mart) at each Wal*Mart location in which Supplier or Franchisees are operating the Promotion.

4. Indemnification.

(a) Supplier agrees to indemnify, defend and hold harmless Wal*Mart, its affiliates, subsidiaries, successors and assigns and their respective officers, directors, agents and employees, from and against any and all losses, damages, injuries, claims, suits, demands, judgments, decrees, costs, expenses, and liabilities, including but not limited to reasonable attorneys’ fees and court costs (collectively, “Losses”), for property damage and personal injury, including death, which may be suffered, incurred or asserted by any person in connection with or arising out of any act or omission of Supplier and/or from the operation of Supplier’s Promotion. Counsel retained by Supplier to represent Wal*Mart pursuant to this Agreement shall be required to comply with Wal*Mart’s Outside Indemnity Counsel Guidelines, which shall be provided to counsel at the commencement of any representation. Notwithstanding the foregoing, Supplier shall not be held accountable for indemnifying, defending or holding harmless Wal*Mart where the cause in fact is 100% attributable to the acts or omissions of Wal*Mart or its employees or associates.

(b) Wal*Mart agrees to indemnify, defend and hold harmless Supplier, its affiliates, subsidiaries, successors and assigns and their respective officers, directors, agents and employees, from and against any and all third party Losses for property damage and personal injury, including death, in connection with, related to or arising out of (i) any negligent acts or omissions or willful misconduct of Wal*Mart, its employees, associates or agents at the assigned Wal*Mart stores, or (ii) the operation of Wal*Mart’s business.

5. Insurance. Supplier agrees to provide comprehensive general liability insurance, including insurance against assumed or contractual liability, insuring the activities of Supplier, its employees or agents, in the following amounts: Product Liability—Two Million Dollars ($2,000,000.00) per occurrence and General Liability (Bodily Injury and Property Damage)—Two Million Dollars ($2,000,000.00) per occurrence. Such insurance shall be primary, non-contributory and not excess coverage and shall name Wal*Mart Stores, Inc., its subsidiaries and its affiliates, as additional insureds. Supplier agrees to keep this insurance in full force and effect during the term of this Agreement and shall provide Wal*Mart with ten (10) days’ prior written notice of any cancellation or material change. Supplier shall provide Wal*Mart with a Certificate of Insurance evidencing such coverage at least seven (7) days prior to the commencement of its activities on the Wal*Mart premises pursuant to this Agreement. Workers’ Compensation or a signed Waiver for Workers’ Compensation must be provided.

6. Supplier and/or Employees. Supplier and/or its employees are not Wal*Mart associates, and they will not receive any of the benefits available to Wal*Mart associates including but not limited to the associate discount on merchandise purchased at any Wal*Mart store.

7. Independent Contractor. It is expressly understood and agreed that the relationship created between Supplier and Wal*Mart by this Agreement is that of independent contractor, and except as set forth in this Agreement, neither party shall have the right to direct and control the day-to-day activities of the other or to create or assume any obligation on behalf of the other party for any purpose whatsoever. Nothing in this Agreement shall be deemed to constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking.

Except as set forth in this Agreement, all financial obligations associated with each party’s business are the sole responsibility of that party.

8. Tax Numbers and Operator’s Licenses. Supplier agrees to cause each Franchisee to secure all sales tax numbers, operator’s licenses and any other licensing in accordance with applicable law as may be required by local, state and federal authorities. Wal*Mart is not responsible for determining which tax numbers and licenses are required and shall not be liable for any fees, fines or penalties imposed on Supplier for failure to obtain the necessary licenses and/or tax numbers. Supplier shall notify Franchisees that they shall not use Wal*Mart’s tax numbers and licenses. Supplier agrees it will pay all appropriate tax liabilities connected to its operation of its Promotion.

9. Maintenance. Supplier shall be responsible for maintenance of its assigned space in a neat and orderly manner that is free of hazards and safe for customers and associates. Supplier shall not be responsible for maintenance of any areas outside the assigned space for the conduct of the Promotion, including, without limitation, any condition pertaining to the buildings or the areas in or about the buildings in which the Promotion is conducted.

10. Hours of Operation. Supplier agrees that its Promotion will be operative and available to the public 9:00 a.m. until 9:00 p.m. Monday through Friday, from 9:00 a.m. until 5:00 p.m. on Saturday, and a minimum of 4 hours on Sunday. Any variance in working hours must have the prior approval of the Wal*Mart store manager. Supplier shall be permitted to post hours of operation at the kiosk maintained at the assigned store.

11. Signage. At all locations where Supplier has set a Promotion, there shall exist conspicuous and clearly visible signage informing prospective customers: (i) that a free estimate for providing tax filing assistance to meet the individual customers tax preparation needs will be provided prior to the customer being committed to use the Services; and (ii) of a toll free telephone number where the customer may address any problems and receive prompt response or resolution to the problems identified. Wal*Mart hereby grants Supplier, its Franchisees and agents, the reasonable rights of access necessary to install and maintain mutually agreed upon signage promoting the Promotion within or on the kiosk space at the assigned store.

12. Construction. Supplier shall be responsible for any and all construction-related expenses, including but not exclusive to demolition, electrical and plumbing, involved in the construction of the Supplier’s assigned space. However, no changes to the premises will be allowed without the prior written consent of Wal*Mart. Supplier shall cause each Franchisee operating in a Store to take commercially reasonable efforts to protect against any person (other than its employees, agents and customers) that is near such Franchisee’s kiosk from casually viewing such Franchisee’s customers’ confidential information. In no event shall the kiosk be less than 65" high.

13. Utilities. At store manager’s discretion, Supplier may be allowed to use existing utility services at the store at no additional cost. Supplier shall be responsible for any additional electrical needs, its telephone equipment, installation and usage charges.

14. Liability and Responsibility for Equipment. Wal*Mart will not be responsible nor be held liable for any injury or damage to any person or property resulting from use, misuse or failure of any equipment used by Supplier or any of its employees or agents even if such equipment is furnished, rented or loaned to Supplier by Wal*Mart. The acceptance of use of any such equipment by

Supplier or any of its employees or agents shall be construed to mean that Supplier accepts full responsibility for and agrees to indemnify Wal*Mart against any and all loss, liability and claims for injury or damage whatsoever resulting from the use, misuse or failure of such equipment.

15. Adoption of Wal*Mart Policy. Supplier will cause Franchisee’s employees, at all times while on Wal*Mart’s premises, to maintain a pleasant and courteous attitude toward customers. While on Wal*Mart property, such employees shall be subject to Wal*Mart Rules and Regulations. This specifically includes Wal*Mart’s refund and exchange policies. (Attached as Exhibit B). No smoking, food or drink will be allowed on the sales floor. Personal appearance must be neat, clean and consistent with attire worn by the store’s sales floor associates. Supplier will instruct each Franchisee to refer to Wal*Mart management for details on Rules and Regulations. Compliance with this provision will be in the sole discretion of Wal*Mart. Any employee of any Franchisee not in compliance with this provision may be immediately removed from Wal*Mart property upon notice to Supplier; provided that the removed party may, in Wal*Mart’s sole discretion, return to the Wal*Mart store when Wal*Mart is notified that such non-compliance has been remedied.

16. Commission and Report. Supplier shall pay the following commission to Wal*Mart for each of the following Wal*Mart stores that it occupies during the Tax Season:

SUPERCENTER LOCATIONS:

Base Rent:	$6,300.00

Incentive Rent:	$500 if greater than 400 tax returns prepared, and an additional $600 if greater than 650 tax returns are prepared, and an additional $600 if greater than 850 tax returns are prepared, and an additional $600 if greater than 1100 tax returns are prepared and an additional $600 if greater than 1300 returns are prepared, and an additional $600 if greater than 1400 returns are prepared.

Maximum Rent:	$9,800.00

DIVISION	1 LOCATIONS (60,000 SQ. FT. OR MORE):

Base Rent:	$4,600

Incentive Rent:	$500 if greater than 400 tax returns are prepared, and an additional $600 if greater than 600 returns are prepared, and an additional $600 if greater than 800 returns are prepared, and an additional $600 if greater than 1000 returns are prepared.

Maximum Rent:	$6,900

DIVISION	1 LOCATIONS (LESS THAN 60,000 SQ. FT.) AND NEIGHBORHOOD MARKETS:

Base Rent:	$2,600

Incentive Rent:	$400 if greater than 300 tax returns are prepared, and an additional $600 if greater than 500 returns are prepared, and an additional $700 if greater than 700 returns are prepared, and an additional $700 if greater than 900 returns are prepared.

Maximum Rent:	$5,000

Base Rent shall be paid in three equal installments on January 31st, February 28th and March 28th. Incentive Rent, if any, shall be paid on or before May 15th following the then current Tax Season. Incentive Rent payable hereunder shall be cumulative. For example, if 1401 tax returns are prepared at a Supercenter location, the total Incentive Rent due to Wal*Mart from Supplier shall be $3,500. Subject to the terms of this Agreement, if a Franchisee fails to occupy any Store that is listed on the applicable First List, Second List, Third List or Final List (each as defined in Exhibit “A” hereto) by January 15th of the applicable Tax Season, then Supplier shall pay $2000.00 to Wal*Mart for such Store (“Liquidated Damages”), but Supplier shall have no other liability or obligation to Wal*Mart under this Agreement with respect to such Store. If this Agreement is terminated in accordance with Section 22 of this Agreement, then Supplier shall not be obligated to make future rental payments, nor pay any Liquidated Damages, to Wal*Mart, and Wal*Mart shall return to Supplier the pro-rata portion of all Base Rents received for periods in which Supplier could not occupy the Stores due to such termination.

17. Exclusivity. Nothing in this Agreement shall prohibit Wal*Mart from entering into marketing arrangements with any other third party; provided, however, that Wal*Mart may not, during the term of this Agreement, license, lease or otherwise make available to any person or entity other than Supplier, any Wal*Mart store (or part thereof) designated for occupancy by Supplier or any Franchisee pursuant to this Agreement to offer the Services, unless Supplier or such Franchisee fails to occupy such Store by or before January 15th of the applicable Tax Season.

18. Audit. All records of Supplier and its Franchisees applicable to the calculation of rentals hereunder shall be available for inspection and audit by Wal*Mart upon reasonable notice to Supplier during normal business hours during the term of this Agreement and for two years thereafter. In the event that such audit establishes an underpayment to Wal*Mart, Supplier shall pay the deficiency within ten (10) business days of notification. Any information obtained by Wal*Mart or its representatives during the conduct of such audit shall be confidential and proprietary information hereunder, and Wal*Mart and such representatives shall treat such information in a manner at least consistent with the manner in which Wal*Mart treats its own confidential and proprietary information. Wal*Mart shall be responsible for the compliance by its representatives with the terms hereof.

19. Assignment/Transfer. No assignment or transfer of the rights granted Supplier under this Agreement shall be made without the prior written consent of Wal*Mart, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, either party may assign this Agreement (and the rights granted hereunder) in connection with a consolidation, merger or sale of substantially all of its assets, without the consent of the other party, provided that the successor in interest to such party assumes the obligations of such party hereunder. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

20. Financial Services. Supplier shall not, and shall cause its affiliates, subsidiaries, employees, franchisees and agents not to, directly offer any financial services in any Wal*Mart store to Wal*Mart customers or shoppers other than the Services. Any breach of this section shall be deemed a material breach of this Agreement entitling Wal*Mart, upon five business days’ prior written notice to Supplier, to terminate this Agreement with respect to any Store in which such breach occurred, unless such breach is cured within such five business day period. In addition, in the event that such breaches occur in 10% or more of the total Stores occupied by Supplier and the Franchisees during a Tax Season, and such breaches are not cured within the applicable five business day cure period from the date of Supplier’s receipt of Wal*Mart’s written notices of such breaches, then Wal*Mart shall be entitled to terminate this Agreement pursuant to Section 22.

21. Compliance With Applicable Law. Each party represents and warrants that it shall comply with all applicable laws in the performance of its obligations under this Agreement, including, but not limited to, all applicable labor and immigration laws, and in the case of Supplier, all applicable franchise law. Furthermore, each party hereto shall defend and indemnify the other party against any claim arising from such party’s failure or alleged failure to comply with any such applicable law.

22. Termination.

(a) Either party may terminate this Agreement at any time if the other has materially breached its terms and such breach has not been cured within 30 days (or ten days in the case of a payment default) following receipt of notice thereof by the breaching party.

(b) Wal*Mart may, without liability, terminate this Agreement with or without cause by providing written notice thereof to Supplier at any time following April 15, 2005 and prior to May 1, 2005. Where notice is provided in accordance with this Section, all equipment belonging to Supplier shall be removed from Wal*Mart property within thirty (30) days of receiving notice. All costs of such removal shall be the responsibility of Supplier. In the event Supplier fails to remove its equipment, Wal*Mart may, at its option, consider said equipment to be abandoned and dispose of the equipment by any reasonable means necessary to free the space and charge Supplier with all related costs.

(c) Supplier may, without liability, terminate this Agreement with or without cause by providing written notice thereof to Wal*Mart at any time following April 15, 2005 and prior to May 1, 2005.

23. Representations and Agreements.

(a) Wal*Mart acknowledges that Supplier is a franchisor that, as such, Supplier does not operate tax preparation offices other than through its subsidiary, Tax Services of America, Inc. (“TSA”).

Supplier makes no representation as to the degree of Franchisee participation or the amount of commissions that may become payable to Wal*Mart in connection with the Promotion.

(b) Each party shall comply with all federal, state and/or local laws and regulations applicable to its business and its performance under this Agreement.

(c) Each party represents and warrants that it has full power and authority to enter into and perform its obligations under this Agreement; that its execution delivery and performance of this Agreement will not violate, create a default under or breach any charter, bylaws, agreement, arrangement, license, permit, indebtedness, certificate, order, decree or security instrument to which it or its assets are bound or subject; and this Agreement is enforceable against it in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles).

(d) Notwithstanding any provision contained in this Agreement, (i) Supplier shall not be responsible to Wal*Mart for any obligation of a Franchisee (other than TSA) that is the subject of a direct agreement between the Franchisee and Wal*Mart; and (ii) Wal*Mart shall not be responsible to Supplier for any obligation of Wal*Mart that is the subject of a direct agreement between a Franchisee (other than TSA) and Wal*Mart.

24. Notices. Any notice of termination of this Agreement by either party shall be in writing and addressed as follows and shall be deemed given when delivered in person or by courier or on the third business day after mailed, postage prepaid, by certified mail, return receipt requested. Any other notice given in connection with this Agreement shall be in writing and addressed as follows and shall be deemed given when first class mail is received:

If to Wal*Mart:	Wal*Mart Stores, Inc. Attention: Leasing Operations 1300 SE 8th Street, Mail Stop #0850 Bentonville, AR 72716-0850

With a copy to:	Wal*Mart Stores, Inc. Attention: General Counsel, Wal-Mart Stores Division 702 S.W. 8th Street Bentonville, Arkansas 72716-8315

If to Supplier:	Jackson Hewitt Inc. Attn: Vice President of Business Development 7 Sylvan Way Parsippany, NJ 07054

With a copy to:	Jackson Hewitt Inc. Attn: General Counsel 7 Sylvan Way Parsippany, NJ 07054

25. Use of Name; Use of Marks. Each party understands that listing the other as a marketing partner has value and therefore agrees that it will not identify the other as a partner in any press releases, advertisements, trade shows, posters, reference lists, or similar public announcements (other than as required by law) without the other’s written permission. Supplier may verbally reference Wal*Mart as a customer in private conversations with or private letters to prospective Supplier customers. Neither party shall have the right or license to use the names, trademarks, service marks, trade names, service names or logos (“Marks”) of the other party. Any such use shall require the prior written consent of the party who owns the Marks.

26. Entire Agreement. This Agreement, together with any exhibits, schedules or other writing attached hereto or incorporated by reference herein, constitute the entire agreement between the parties with respect to the subject matter of this Agreement, and all prior and contemporaneous negotiations, agreements and understandings are hereby superseded, merged and integrated into this Agreement; provided, however, that the Agreement, dated as of September 18, 2002, between Wal*Mart and Supplier shall remain in full force and effect, until termination thereof in accordance with its terms.

27. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Arkansas, without regard to the internal law of Arkansas regarding conflicts of laws. The parties mutually consent and submit to the jurisdiction of the federal and state courts for Benton or Washington County, Arkansas, and agree that any action, suit or proceeding concerning this Agreement or any of the related agreements which may be entered into between Wal-Mart and Supplier shall be brought only in the federal or state courts for Benton or Washington County, Arkansas. The parties mutually acknowledge and agree that they will not raise, in connection with any such suit, action or proceeding brought in any federal or state court for Benton or Washington County, Arkansas, any defense or objection based upon lack of personal jurisdiction, improper venue, inconvenience of forum. The parties acknowledge that they have read and understand this clause and agree willingly to its terms.

28. Survival. Section 4 (Indemnification), Section 18 (Audit), the last sentence of Section 21 (Compliance), Section 24 (Notices), Section 26 (Entire Agreement), Section 27 (Governing Law) and Section 28 (Survival) of this Agreement shall survive the termination of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties, by their duly authorized representatives, have caused this Agreement to be executed as of the date first above written.

WAL*MART STORES, INC. a Delaware corporation			JACKSON HEWITT INC., a Virginia corporation

By:	/s/ GLENN HABERN		By:	/s/ JEFF LININGER
	Name:	Glenn Habern		Name:	Jeff Lininger
	Title:	Senior Vice-President, Other Income		Title:	Vice President, Business Development

Witness:	/s/ CHRIS NANOS	Witness:	/s/ DREW GATTUSO